Exhibit 10.14.5

EXECUTION COPY

EXTENSION AGREEMENT

This EXTENSION AGREEMENT, made and entered into as of March 12, 2018 (this “Agreement”) by and among ARS VI INVESTOR I, LP, a limited partnership formed and existing under the laws of the State of Delaware formerly known as ARS VI Investor I, LLC (the “Investor”), RAIT FINANCIAL TRUST, a real estate investment trust formed and existing under the laws of the State of Maryland (the “Company”), RAIT PARTNERSHIP, L.P., a limited partnership formed and existing under the laws of the State of Delaware (the “Partnership”), TABERNA REALTY FINANCE TRUST, a real estate investment trust formed and existing under the laws of the State of Maryland (“Taberna”), and RAIT ASSET HOLDINGS IV, LLC, a limited liability company formed and existing under the laws of the State of Delaware (“NewSub” and together with the Company, the Partnership and Taberna, the “Issuer Parties”), and relates to the Securities Purchase Agreement, dated as of October 1, 2012 by and among the Issuer Parties and the Investor, as amended by the Amendment thereto dated September 30, 2015 (as amended, the “Securities Purchase Agreement”) and Related Documents.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

RECITALS

WHEREAS, by letter dated February 14, 2018 (the “February Letter”), the Investor formally notified the Company and NewSub of the existence of certain breaches under the Securities Purchase Agreement and Related Documents outlined in prior letters to the Company, and the Company and NewSub dispute the existence of such breaches;

WHEREAS, the Issuer Parties have requested that the Investor delay declaring the effectiveness of the alleged breaches specified in the February Letter to permit the parties additional time to engage in discussions concerning, among other things, the contents of the February Letter and the manner of repayment of the Series D Preferred Shares in redemption thereof (the “Redemption Transaction”); and

WHEREAS, Investor is willing to grant the Issuer Parties additional time to accomplish the Redemption Transaction, on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, including the extension provided for herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Extension Agreement.

a.)

Investor hereby agrees to extend the Effective Date (as defined in and set forth in the February Letter) to 6:00 p.m. (Eastern time) on Saturday, June 9, 2018 (such period being the “Extended Effective Date Period”) on the terms and conditions set forth below.

b.)	The parties hereby agree as follows:

i.

Any information that a special committee of the Company’s independent trustees (the “Special Committee”) delegated the authority by Company’s Board of Trustees (the “Board”), the Company’s executive officers and/or M-III Advisory Partners, LP (“M-III Partners”) share with Investor or its representatives may be discussed freely with Andrew Silberstein, and so long as he does not reveal any other confidential information received in his capacity as a member of the Board, neither he nor Investor will be subject to the restrictions on confidentiality set forth in the policies of the Company’s Board solely with respect to such information provided by the Special Committee, the Company’s executive officers and/or M-III Partners.  For the avoidance of doubt, any such information will remain subject to the confidentiality agreement between the Company and Investor dated February 22, 2018.

ii.

During the Extended Effective Date Period, the Company shall provide Investor with (a) as promptly as possible upon Investor’s written request, information relating to the assets (including any monthly reports relating thereto, if any) and liabilities of NewSub and its Subsidiaries and sales efforts with respect thereto and shall promptly notify the Investor in writing of any change in the assets or liabilities of NewSub and its Subsidiaries from and after the date hereof, and (b) access to M-III Partners as well as one or more members of the Company’s executive management team and Special Committee for a one hour weekly conference call to discuss the Company’s business, operations and financial conditions.  Additionally, Investor may from time to time request access to private or confidential Board information, which in each case shall be reasonably considered in good faith by the Company.  The Company expects to continue to provide such information to Investor unless it reasonably and in good faith deems the sharing of that information contrary to the Company’s interest.

iii.

During the Extended Effective Date Period, the Issuer Parties shall use reasonable best efforts to (a) enter into binding sale contracts by May 25, 2018 to sell certain specified assets of NewSub (individually “Specified Asset 1”, “Specified Asset 2”, and “Specified Asset 3” and collectively “Specified Assets”) for cash payable in full at the closing, which contracts shall provide for a closing date of no later than July 1, 2018, (b) provide for a sale process designed to maximize the sales price of each of the Specified Assets, and (c) consummate the sale of each of the Specified Assets by no later than July 1, 2018.  The Issuer Parties shall keep the Investor reasonably informed of the status of the sale process of each of the Specified Assets, including by providing the Investor periodic updates on the current status thereof and providing such other information with respect to such sales as the Investor may reasonably request from time to time.  To the extent necessary, any sale of the Specified Assets may be facilitated by transferring such asset to a Subsidiary of NewSub and, with the Investor’s prior written consent (which consent shall not be unreasonably withheld), to any other Affiliate of NewSub.  Assuming the Company has declared and paid dividends consistent with the terms and conditions of the Articles Supplementary of the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares and the Series A Preferred Shares, notwithstanding anything contained in the Securities Purchase Agreement or any Related Document, including, without limitation, Section 5(c) of Article Third of the Articles Supplementary and Article 5 and Article 11 of the LLC Agreement, any and all Net Proceeds (as defined in the Articles Supplementary and LLC Agreement) received by any Issuer Party in respect of the sale of the Specified Assets shall be used only to immediately redeem the Subsidiary Preferred Units and cancel the linked Series D Preferred Shares and for no other purpose.  Except as expressly set forth in this Section 1(b)(iii), neither NewSub nor any of its Subsidiaries shall, directly or indirectly, without Investor’s prior written consent, transfer any of its assets to any Person which approval right shall only be applicable during the Extended Effective Date Period.

iv.

Any sale of (a) Specified Asset 1 which results in Net Proceeds of less than the amount previously agreed by the parties and (b) Specified Asset 2 or Specified Asset 3 which results in Net Proceeds of less than the amounts previously agreed by the parties, which agreed upon amount is the par amount of each such asset, shall, in any such case, be approved in writing by the Investor in its sole discretion which approval right shall only be applicable during the Extended Effective Date Period.  For the avoidance of doubt, Investor hereby agrees that a price of 99.25% of par for Specified Asset 1 is acceptable and approved by Investor.  If any proposed sale of Specified Asset 2 and/or Specified Asset 3 is expected to result in Net Proceeds of less than the par amount of each such asset, the Investor shall have the right in its sole discretion to participate in any sales process or otherwise bid on either or both of such assets using the Series D Preferred Shares and Subsidiary Preferred Units as consideration therefor valued at the then current Liquidation Preference (as defined in the Articles Supplementary) thereof, and for avoidance of doubt, if the Investor utilizes the Series D Preferred Shares and Subsidiary Preferred Units as consideration for the purchase of Specified Asset 2 and/or Specified Asset 3, the calculations contained in this Section 1(b)(iv) shall not be affected or modified.  If any sale of Specified Asset 2 and/or Specified Asset 3 that results in Net Proceeds of less than the par amount of either such asset is so approved by the Investor, the aggregate amount of such Net Proceeds which is less than the aggregate par amount of Specified Asset 2 and Specified Asset 3 (if any) (any such amount, the “Asset 2/3 Shortfall”) shall be added to $12,235,000 (which amount represents the current Liquidation Preference of the Series D Preferred Shares less an assumed amount of Net Proceeds to be received by the Investor in respect of the sale of Specified Asset 1, Specified Asset 2 and Specified Asset 3).  At such time that the aggregate Liquidation Preference of the Series D Preferred Shares is reduced to an amount equal to $12,235,000 plus the Asset 2/3 Shortfall, if any, such aggregate amount shall be converted into New Series D Shares

(as hereinafter defined), assuming the New Series D Shares have a liquidation preference of $25.00 per share (the aggregate liquidation preference on such date of the New Series D Shares, the “New Series D Differential”).

v.

On the date that Net Proceeds relating to Specified Asset 2 and Specified Asset 3 have been paid to the Investor and the Investor acquires the New Series D Shares, the Company shall pay the Investor an amount in cash equal to 2.5% of the New Series D Differential subject to a maximum payment of $400,000 which payment shall be made on the same day as the conversion of the Series D Preferred Shares to the New Series D Shares as provided for herein.

vi.

From and after the date such Net Proceeds relating to Specified Asset 2 and Specified Asset 3 have been paid to the Investor, (a) for no further consideration other than the parties providing reasonably acceptable mutual releases, NewSub shall have the right to unilaterally redeem all of the outstanding Subsidiary Preferred Units and at such time the Company shall cancel Series D Preferred Shares having a Liquidation Preference equal to the Net Proceeds received by the Investor (if and to the extent not previously cancelled), (b) the Investor shall no longer have the right to appoint an Investor Board Designee pursuant to the Securities Purchase Agreement and Related Documents, (c) the existing Investor Board Designee shall immediately tender to the Company his resignation from the Board subject to the receipt of a release from the Issuer Parties reasonably acceptable to Investor, (d) the Investor shall request in writing that the other member of the Board affiliated with the Investor tender to the Company his resignation from the Board subject to the receipt of a release from the Issuer Parties reasonably acceptable to him, and (e) the Securities Purchase Agreement, the Articles Supplementary and any other Related Document shall be terminated and/or amended, as applicable, such that the remaining outstanding Series D Preferred Shares (“New Series D Shares”) are on substantially equivalent terms as the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares other than the Applicable Dividend Rate (as defined in the Articles Supplementary) for the Series D Preferred Shares shall continue to be the Applicable Dividend Rate then in effect under the related Articles Supplementary and the Investor shall receive New Series D Shares with an aggregate liquidation preference equal to the New Series D Differential.

vii.

Provided that the extension set forth in Section 1 hereof is not terminated as a result of the terms of Section 1(c)(vi), without limiting the Investor’s rights under the Securities Purchase Agreement or Related Documents, within three business days of the execution of this Agreement and delivery to the Company of invoices in respect of the documented legal and other costs incurred by the Investor and its Affiliates with respect to the execution of this Agreement, the Company shall pay the Investor $130,000.

c.)	Immediately upon the occurrence of any of the following events, the extension set forth in Section 1 hereof shall automatically be revoked if:
i.

Any of the Issuer Parties or any Subsidiary of NewSub shall, pursuant to or within the meaning of the United States Bankruptcy Code or any other foreign, federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”) (1) commence a voluntary case or proceeding, (2) consent to the entry of an order for relief against it in an involuntary case, (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official or (4) make an assignment of all or substantially all of its assets for the benefit of its creditors;

ii.

a court of competent jurisdiction shall enter an order or decree under any Bankruptcy Law that (1) is for relief against any Issuer Party or any Subsidiary of NewSub in an involuntary case, (2) appoints a trustee, receiver, assignee, liquidator or similar official for an Issuer Party or any Subsidiary of NewSub or substantially all of an Issuer Party’s or any Subsidiary of NewSub’s assets or (3) orders the liquidation of an Issuer Party or any Subsidiary of NewSub, and in each case, the order or decree is not dismissed within sixty days;

iii.

without Investor’s prior written consent (which consent shall not be unreasonably withheld), NewSub or any of its Subsidiaries, (1) directly or indirectly transfers any of its assets to any Person, other than in connection with the sale of the Specified Assets to an unaffiliated third party as permitted by the Securities Purchase Agreement or any Related Document (which, to the extent necessary, may be facilitated by transferring such asset to a Subsidiary of NewSub and, with the Investor’s prior written consent (which consent shall not be unreasonably withheld) to any other Affiliate of NewSub) which results in the generation of Net Proceeds and is otherwise in compliance with Section 1(b)(iii) and Section 1(b)(iv) hereof or (2) accepts, purchases or otherwise obtains any additional assets not owned by NewSub or its Subsidiaries on the date hereof;

iv.

without Investor’s prior written consent, NewSub or any of its Subsidiaries directly or indirectly incurs any indebtedness, other than any such indebtedness in the ordinary course of business that is required to be incurred in connection with the generation of Net Proceeds pursuant to the terms of this Agreement;

v.

upon the occurrence of (a) a Draw Down Termination Event under the Securities Purchase Agreement or a Mandatory Redemption Triggering Event under the Articles Supplementary (after giving effect to the terms of this Agreement) (excluding, for the avoidance of doubt, the alleged breaches expressly set forth in the February Letter), or (b) any breach of any covenant, agreement, representation or warranty contained in this Agreement, other than an inadvertent immaterial breach that does not impede, hinder or delay the Issuer Parties’ ability to consummate the Redemption Transaction in accordance with the terms of this Agreement;

vi.

the Board shall not approve the payment of dividends with respect to the Company’s issued and outstanding Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares at its March 13, 2018 meeting in an aggregate amount to bring each of the Company’s outstanding Preferred Shares current with respect to the payment of dividends.  For the avoidance of doubt, any dividend payment to the Investor from and after the date of this Agreement shall not reduce the Liquidation Preference of the Series D Preferred Shares under the Articles Supplementary; or

vii.

in the event the Board approves the payment of the above described dividends in said amount as set forth in subclause (vi) above, the Company has not, within five business days of the approval thereof, deposited the aggregate amount of such dividends in a segregated account of the Company and maintain such funds in said account until paid.

Section 2. Exercise of Rights and Remedies With Respect to a Delisting.  During the Extended Effective Date Period, the Investor shall refrain from exercising any of its rights and remedies contained in the Securities Purchase Agreement and the Related Documents solely as they relate to the Company’s failure to maintain any of the Company’s securities on a Trading Market.

Section 3.  Set Apart of Dividends.  If the dividend contemplated by Section 1(c)(vi) above is declared, the Company hereby “sets apart” the dividend within the meaning of the Articles Supplementary of the Series A Preferred Stock, the Articles Supplementary of the Series B Preferred Stock, the Articles Supplementary of the Series C Preferred Stock and the Articles Supplementary of the Series D Preferred Stock.  Additionally, if the dividend contemplated by Section 1(c)(vi) is declared, (a) the Company will include or enter the amounts of such dividend as items in the Company’s accounting records or other internal accounting or financial documents or records and (b) the chief financial officer or other appropriate officer of the Company will enter such dividend in a cash flow schedule of the Company.

Section 4. Representations and Warranties.  In order to induce the Investor to execute this Agreement, the Issuer Parties hereby represent and warrant to the Investor as follows:

a.)

The execution, delivery and performance by the Issuer Parties of this Agreement have been duly authorized by all necessary organizational action on the part of each such Issuer Party (including, without limitation, the Board, the general partner of the Partnership, the manager of NewSub and the Board of Trustees of Taberna) and do not require any consent or approval of, or notice to or action by, any other Person (including any governmental authority).

b.)

This Agreement has been duly executed and delivered by each of the Issuer Parties and constitutes a valid and binding obligation of each Issuer Party enforceable against it in accordance with its terms.

c.)	Neither the execution, delivery or performance by any Issuer Party of this

Agreement nor the consummation by the Issuer Parties of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of any Issuer Party (except that the LLC Agreement is modified by the terms of this Agreement), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, agreement, commitment, lease, license, loan or other arrangement or understanding to which any Issuer Party is a party, or (iii) violate any Law of any governmental authority having jurisdiction over any Issuer Party or any of their respective properties or assets.

Section 5. No Further Waiver.  Except as otherwise contemplated by this Agreement, all provisions of the Securities Purchase Agreement and the Related Documents shall remain in full force and effect.

Section 6.  Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

Section 8.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

Section 9.  Related Documents.  This Agreement shall for all purposes constitute a Related Document.

Section 10.  No Prejudice.  Each of the parties hereto acknowledges that although there have been prior discussions, and it is intended that there will be further discussions, between the parties concerning the alleged defaults under the Securities Purchase Agreement, there are no oral agreements between Investor, on the one hand, and any Issuer Party, on the other hand, with respect to the Redemption Transaction.  The parties agree that any past communications or future communications relating to the Redemption Transaction between Investor, on the one hand, and the Issuer Parties, the Special Committee or M-III Partners, on the other hand, or any of their respective Representatives shall be on a “without prejudice” basis, meaning any settlement proposal or offer by any party hereto may not be used against such party by a counterparty in any subsequent litigation.  The parties hereto agree that their communications shall be protected by Federal Rule of Evidence 408.  Investor and each of the Issuer Parties acknowledge that the negotiations relating to a Redemption Transaction may be lengthy and complex, and that during the course of such discussions any party may put forth suggestions that are not intended to constitute binding offers of any kind, but represent merely exploratory suggestions by the party presenting them.

Section 11.  Issuer Parties’/Investor’s Rights Not Affected.  The entering into of this Agreement by the Issuer Parties and the Investor shall not be deemed a waiver or limitation of, and is without prejudice to, any right or remedy of any of the Issuer Parties or the Investor under the Securities Purchase Agreement and the Related Documents, at law and/or in equity, and reservation is hereby made on such parties’ behalf of all such rights and remedies and to assert their respective rights and remedies applicable to any other matters which are not described in this Agreement.  Nothing contained in this Agreement shall constitute an admission as to whether there has been a breach of any of the terms of the Securities Purchase Agreement or any Related Document, or otherwise prejudice any of any party’s rights and remedies.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

COMPANY:

RAIT FINANCIAL TRUST

By: /s/ John J. Reyle
Name: John J. Reyle
Title: Interim Chief Executive Officer, Interim President & General Counsel

PARTNERSHIP:

RAIT PARTNERSHIP, L.P.

By:	RAIT General, Inc., a Maryland corporation, its General Partner

By: /s/ John J. Reyle
Name: John J. Reyle
Title: Interim Chief Executive Officer, Interim President & General Counsel

TABERNA:

TABERNA REALTY FINANCE TRUST

By: /s/ John J. Reyle
Name: John J. Reyle
Title: Interim Chief Executive Officer, Interim President & General Counsel

NEWSUB:

RAIT Asset Holdings IV, LLC,

a Delaware limited liability company

By:	RAIT Partnership, L.P., a Delaware limited partnership,

its sole member

By:	RAIT General, Inc., a Maryland corporation, its General Partner

By: /s/ John J. Reyle
Name: John J. Reyle
Title: Interim Chief Executive Officer, Interim President & General Counsel

INVESTOR:

ARS VI INVESTOR I, LP

By:  ARS VI Investor IGP,

        LLC, its General Partner

By:  Almanac Realty Securities VI,

        L.P., its Sole Member

By:  Almanac Realty Partners VI,

        LLC, its General Partner

By: /s/ Matthew W. Kaplan

Name: Matthew W. Kaplan Title: President